November 29, 2021

Arrow Investments Trust

6100 Chevy Chase Drive, Suite 100

Laurel, MD 20707

Re: Arrow Investments Trust - File Nos. 333-178164 and 811-22638

Board of Trustees:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 72 to the Arrow Investments Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 76 under the Securities Act of 1933 (Amendment No. 77 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/Thompson Hine LLP

THOMPSON HINE LLP